Our File No.	28740-0001 / CW2007297.1	Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

July 21, 2008

Lightscape Technologies Inc.
3rd Floor, 80 Gloucester Road
Wanchai, K3
Hong Kong

Dear Sirs:

Re:	Lightscape Technologies Inc. - Registration Statement on Form S-1 filed July 21, 2008

            We have acted as counsel to Lightscape Technologies Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form S-1 on July 21, 2008 (the "Registration Statement"). As further described in the Registration Statement, the Company is registering, under the Securities Act of 1933, up to 8,750,000 common shares of the Company, par value $0.001, (the "Registered Shares") for resale by certain selling shareholders named in the Registration Statement.

            In connection with this opinion, we have examined the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement; and

(e)	the Prospectus (the "Prospectus") constituting a part of the Registration Statement.

            In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

            We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

            Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares which are currently outstanding, have been duly and validly authorized and issued, and are fully paid and non-assessable.

            This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP